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                                                                    Exhibit 2.45
                                                                    ------------


                     FORM OF COMPANY STOCKHOLDER AGREEMENT

     This Company Stockholder Agreement ("Agreement") is made as of ______________, 1999 by and among Centerprise Advisors, Inc., a Delaware corporation ("Centerprise"), and the members of [Holding Company], a ________ limited liability company ("Holdings"), identified on Exhibit A to this Agreement (each a "Member" and, collectively, the "Members").

     WHEREAS, pursuant to an Amended and Restated Merger Agreement dated as of September 24, 1999 (the "Merger Agreement") by and among Centerprise, [Company] Mergersub Inc., a Delaware corporation ("Mergersub"), and [Founding Company] (the "Company"), Mergersub will merge with the Company, with the Company being the surviving corporation in the merger and the stockholders of the Company will be entitled to receive the Basic Purchase Consideration (as defined in the Merger Agreement);

     WHEREAS, Holdings is the sole owner and holder of record of all of the outstanding shares of capital stock of the Company;

     WHEREAS, as a condition to completion of the transactions contemplated by the Merger Agreement, the Members must execute and deliver this Agreement.

     NOW, THEREFORE, in consideration, of the payment of the Basic Purchase Consideration under the Merger Agreement, the premises and mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                        REPRESENTATIONS AND WARRANTIES
                                OF THE MEMBERS

1.1 Several Representations and Warranties. Each Member, severally and not jointly, hereby represents and warrants to Centerprise as of the date hereof as follows:

     1.1.1 Capitalization. Except as set forth on Schedule 4.4 to the Merger Agreement, immediately prior to the contribution thereof by such Member to the capital of Holdings, such Member owned beneficially and of record, and had good and marketable title to, all of the issued and outstanding shares of the Company Stock as set forth opposite the name of such Member in Schedule 4.4 to the Merger Agreement, free and clear of all Liens. Upon contribution of such Company Stock to the capital of Holdings, Holdings acquired, and at the Closing as provided in the Merger Agreement, Centerprise will acquire, good and valid title to such Company Stock, free and clear of any Lien other than any Lien created by Centerprise.

          1.1.2 Authority. Such Member has full right, capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Member, and, assuming the due authorization, execution and delivery hereof by Centerprise, constitutes a valid and legally binding agreement of such Member, enforceable against such Member in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          1.1.3 Non-Contravention. The execution and delivery of this Agreement by such Member does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Holdings, the Company or any Company Subsidiary under, any of the terms, conditions or provisions of (i) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to such Member, except for those items relating to regulating, licensing or permitting the practice of public accountancy or (ii) other than those licenses, franchises, permits, concessions or instruments of any Governmental Authority, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which such Member is a party or by which such Member may be bound or affected. The consummation by such Member of the transactions contemplated hereby or by the Merger Agreement will not result in a violation, conflict, breach, right of termination, creation or acceleration of Liens under the of the terms, conditions or provisions of the items described in clauses (i) and (ii) of the immediately preceding sentence, except for those items described above relating to regulating, licensing or permitting the practice of public accountancy and any filing which may be required under the HSR Act.

          1.1.4 Approvals. To the Knowledge of such Member, and except with respect to any filing which may be required by any Governmental Authority or self-regulatory organization regulating, licensing or permitting the practice of public accountancy, no declaration, filing, or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Member or the consummation by such Member of the transactions contemplated hereby or by the Merger Agreement.

     1.1.5 Litigation. There is no action, claim, suit, proceeding (disciplinary or otherwise), arbitration or investigation pending, or to the Knowledge of such Member, threatened against such Member relating to (i) the transactions contemplated by this Agreement or by the Merger Agreement, (ii) any action taken by such Member or contemplated by such Member in connection with the consummation by such Member of the transactions contemplated hereby or (iii) the practice of public accountancy by such Member.

     1.1.6 No Transfer. There are no outstanding subscriptions, options, calls, contracts, commitments, undertakings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement to deliver or sell, or cause to be delivered or sold, shares of Company Stock previously owned by such Member or obligating such Member to grant, extend or enter into any such agreement or commitment or obligating such Member to convey or transfer any Company Stock. There are no voting trusts, proxies or other agreements or understandings to which such Member is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Company.

     1.1.7 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of the Company.

     1.1.8 Disclosure. No representation or warranty by or on behalf of such Member contained in this Agreement or any of the written statements or certificates furnished at or prior to the Closing by or on behalf of such Member to Centerprise or its representatives in connection herewith or pursuant hereto, contains any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

     1.1.9 Representations and Warranties of the Company. To such Member's actual knowledge, the representations and warranties of the Company set forth in Article IV of the Merger Agreement are true and correct.

1.2 Joint and Several Representations and Warranties. The Members jointly and severally represent and warrant to Centerprise that the authorized capital stock of the Company consists of ______ shares of Company Stock, of which _____ shares are issued and outstanding, all of which are validly issued and are fully paid, nonassessable and free of preemptive rights.

                                       3
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                                  ARTICLE II

                              REGISTRATION RIGHTS

2.1 At any time after the second anniversary but prior to the fourth anniversary of the Closing Date, whenever Centerprise proposes to register any Centerprise Common Stock for its own account or the account of others under the Securities Act for a public offering for cash other than a registration relating to employee benefit plans or acquisitions, Centerprise will give Holdings and the Member Representative prompt written notice of its intent to do so. Promptly after receipt of such notice, Holdings and the Member Representative shall provide written notice to Centerprise of all of its members (and their respective current mailing address) that beneficially own shares of Centerprise Common Stock. Thereafter, upon the written request of Holdings or any of the Members given within thirty (30) days after receipt of such notice, Centerprise will use its best efforts to cause to be included in such registration all of the Centerprise Common Stock which Holdings or any such Member requests, provided that Centerprise shall have the right to reduce the number of shares included in such registration, if Centerprise is advised in writing in good faith by any managing underwriter of the securities being offered pursuant to any registration statement under this Section 2.1 that the number of shares to be sold by Persons other than Centerprise is greater than the number of such shares which can be offered without adversely affecting the offering; in such case, Centerprise may reduce the number of shares offered for the accounts of such Persons to a number deemed satisfactory by such managing underwriter. Any such reduction shall occur first by eliminating from such registration any shares held by Persons other than Persons holding Centerprise Common Stock directly or indirectly immediately following the Closing and then reducing pro rata (based upon the number of shares requested to be registered) the number of shares offered for the account of such Person. Centerprise shall not be obligated to register any shares of Centerprise Common Stock held by Holdings or any such member at any time when such shares are not then transferable in accordance with Section 3.2 hereof. Registration rights under this Section
     2.1 may be transferred in whole or in part in connection with the transfer of any shares of Centerprise Common Stock received pursuant to this Agreement other than the transferee of the kind described in clause (x) of
     Section 3.2 hereof.

2.2 Except for underwriting commissions and discounts, all expenses incurred in connection with the registrations under this Article II (including all registration, filing, qualification, legal, printer and accounting fees) shall be paid by Centerprise. In connection with registrations under this
     Article II, Centerprise shall

          (a) use its best efforts to prepare and file with the SEC as soon as reasonably practicable, a registration statement with respect to the Centerprise Common Stock (and such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be required by applicable law) and use its best efforts to cause such registration

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               to promptly become and remain effective for a period of at least one hundred twenty (120) days (or such shorter period during which holders shall have sold all Centerprise Common Stock which they requested to be registered);

          (b) upon the written request of a member of Holdings whose Centerprise Common Stock is to be covered by any such registrations, furnish to such Member a reasonable number of copies of the prospectus covering the offering and sale by the Member of the shares to be covered thereby;

          (c) use its best efforts to register and qualify the Centerprise Common Stock covered by such registration statement under applicable state securities laws as the holders shall reasonably request for the distribution for the Centerprise Common Stock;

          (d) take such other actions as are reasonable and necessary to comply with the requirements of the 1933 Act and the regulations thereunder;

          (e) advise Holdings and each of its members whose Centerprise Common Stock is to be covered by such registration of the effectiveness of such registration statement, advise Holdings and each such member of the entry of any stop order suspending the effectiveness of such registration statement or of the initiation of any proceeding for that purpose, and, if such stop order shall be entered, use its best efforts promptly to obtain the lifting or removal thereof; and

          (f) at any time when a prospectus relating to any Centerprise Common Stock is required to be delivered under the 1933 Act, notify Holdings and each Member whose Centerprise Common Stock is to be covered by such registration, of the happening of any event as a result of which the registration statement, the prospectus or any document incorporated therein by reference includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein not misleading and, at the request of Holdings or such member, prepare and furnish to Holdings or such Member a post-effective amendment or supplement to the registration statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

2.3 In connection with each registration pursuant to this Article II covering an underwritten registration public offering, Centerprise and each participating holder agree to enter into a written agreement with the managing underwriters in such form and containing such provisions as are customary in the securities business for such an arrangement between such managing underwriters and companies of Centerprise's size and investment stature, including indemnification.

2.4 In consideration of the granting to Holdings and the Members of the registration rights under this Article II, Holdings and the Members agree, and agree to enter into an agreement with the underwriters in connection with an underwritten registration to the effect, that it/they will not sell, transfer or otherwise dispose of, including, without limitation, through put or short sale arrangements, shares of Centerprise Common Stock in the ten (10) days prior to the effectiveness of any registration of Centerprise Common Stock for sale to the public and for up to ninety (90) days following the effectiveness of such registration, provided that all directors, executive officers and holders of more than five percent (5%) of the outstanding Centerprise Common Stock agree to the same restrictions; and further provided that, with respect to the first public offering of shares of the Centerprise Common Stock within three (3) years following the IPO, Holdings and the Members shall have been afforded a meaningful opportunity to include shares in such registration after any reduction by reason of underwriters' written advice.


                                  ARTICLE III

                             TRANSFER RESTRICTIONS

3.1 Transfer Restrictions. Except as provided in Section 3.2, for a period of forty two (42) months from the Closing, none of Holdings nor any of the Members shall (a) sell, assign, exchange, transfer, distribute or otherwise dispose of, in whole or in part, (i) any shares of Centerprise Common Stock received by Holdings in the Acquisition and/or subsequently distributed by Holdings to the Members (the "Restricted Shares"), or (ii) any interest (including, without limitation, an option to buy or sell) in any Restricted Shares; or (b) engage in any transaction, whether or not with respect to any Restricted Shares or any interest therein, the intent or effect of which is to reduce the risk of owning the Restricted Shares (including, without limitation, engaging in put, call, short-sale, derivative, straddle or similar market transactions); provided, however, for a period of one (1) year from the Closing, Holdings shall not distribute any Restricted Shares to any Member.

3.2 Release of Restrictions. Effective eighteen (18) months following the Closing, and every six (6) months thereafter, until all Restricted Shares shall have been released from such restrictions, twenty percent (20%) of the original number of Restricted Shares of Holdings and/or each Member shall no longer be subject to the restrictions set forth in Section 3.1 and shall no longer be deemed Restricted Shares for any purposes of this Agreement;

     provided, that, if a Member's employment with Centerprise or its subsidiary is terminated within 30 months of the Closing other than through death, disability, retirement or circumstances approved by the Company's management and reasonably approved by Centerprise's chief executive officer, the Restricted Shares then held by such Member or held by Holdings for such Member shall remain subject to the restrictions set forth in the
     Section 3.1 until the fifth anniversary of the Closing Date. Notwithstanding the foregoing and Section 3.1, Holdings or a Member may (x) at any time pledge or encumber all or part of Holdings's or such Member's Restricted Shares, as applicable, provided that the pledgee or secured party agrees in writing to be bound by the provisions contained in Article III, (y) at any time after the first anniversary of the Closing transfer all or part of such Member's Restricted Shares to another Member or to an immediate family member (or trust or other estate planning Person), provided, that any such Member, family member or other Person agrees in writing to be bound by the provisions contained in Article III, and (z) transfer or cause to be transferred such Member's Restricted Shares upon such Member's disability or death. As used in this Section 3.2, the terms "disability" and "retirement" shall have the meaning ascribed to them in Centerprise's Employee Incentive Compensation Plan. No attempted transfer of any nature whatsoever that is in violation of this Section shall be treated as effective for any purpose.

3.3 Legend. The certificates evidencing the Centerprise Common Stock delivered to Holdings pursuant to the Merger Agreement and/or subsequently distributed by Holdings to the Members shall bear a legend substantially in the form set forth below and containing such other information as Centerprise may deem necessary or appropriate:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE DISPOSITION THEREOF ARE SUBJECT TO THE TERMS OF A COMPANY STOCKHOLDER AGREEMENT DATED AS OF __________, 1999. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND MAY BE INSPECTED BY THE REGISTERED OWNER OF THIS CERTIFICATE OR A DULY AUTHORIZED REPRESENTATIVE OF SUCH OWNER UPON REQUEST DURING NORMAL BUSINESS HOURS.

     Upon request from Holdings or any Member (or a permitted transferee) following the expiration of either all or a part of the restrictions on the transfer of Centerprise Common Stock set forth in this Article III, Centerprise shall immediately notify its transfer agent that the applicable shares of Centerprise Common Stock are no longer restricted shares and shall direct the transfer agent to reissue certificates of Centerprise Common Stock which do not contain a restrictive legend in place of the applicable restricted shares. In the event Holdings's or a Member's request to remove the restrictive legend coincides with Holdings's or such Member's request to sell the Centerprise Common Stock, Centerprise shall take such actions as are required by its transfer agent to allow the transfer agent to transfer the unrestricted Centerprise Common Stock free of any restrictive legend.


                                  ARTICLE IV

                                NONCOMPETITION

4.1 Prohibited Activities. Each Member agrees severally, and not jointly, that such Member will not, for a period of three (3) years following the Closing Date, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other Person:

          (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling or providing accounting, tax, consulting or other related services of a type or nature similar to those sold or provided by the Company at or within one year prior to the date that such Holdings or Member commences competition within a fifty (50) mile radius of any office location of the Company or any Company Subsidiary (the "Territory");

          (b) sell or provide any accounting, tax, consulting or other related services of a type or nature similar to those sold or provided by the Company to, or solicit for the purpose of selling or providing any such services to, any Person that was a customer of the Company or any Company Subsidiary at any time during the preceding one-year period or that was known by the Member to have been actively being solicited by the Company or any Company Subsidiary to become a customer at any time during such period;

          (c) call upon any Person who is, at that time, within the Territory, an employee of Centerprise (including the subsidiaries and affiliates thereof) for the purpose or with the intent of enticing such employee away from or out of the employ of Centerprise (including the subsidiaries and affiliates thereof), or hire such Person; or

          (d) enter into, or call upon or request non-public information for the purpose of entering into, an Acquisition Transaction (as hereinafter defined) with any Person with respect to which Centerprise or any subsidiary or affiliate thereof has made an offer or proposal for, or entered into discussions or negotiations for, or evaluated with the intent of making a proposal for, an Acquisition Transaction, within the preceding one-year period.

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     Notwithstanding the foregoing, a Member may be employed by a customer of the Company or any other Person for the purpose of providing accounting, tax, consulting or other related services of a type or nature similar to those sold or provided by the Company to such customer or other Person, so long as in connection therewith the Member does not, directly or indirectly, provide such services to another third party for hire.

     For purposes of this Agreement, an "Acquisition Transaction" means a merger, consolidation, purchase of material assets, purchase of a material equity interest, tender offer, recapitalization, accumulation of shares, proxy solicitation or other business combination. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Member from (a) acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter so long as the Member does not consult with or is not employed by such competitor and (b) owning equity interests in Holdings.

4.2 Damages. Because of the difficulty of measuring economic losses to Centerprise as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Centerprise for which it would have no other adequate remedy, each Member agrees that the foregoing covenant may be enforced by Centerprise in the event of breach by such Member, by injunctions and restraining orders.

4.3 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Article IV impose a reasonable restraint on the Members in light of the activities and business of Centerprise (including the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of Centerprise; but it is also the intent of Centerprise and the Members that such covenants be construed and enforced in accordance with the changing activities and business of Centerprise (including the subsidiaries thereof) throughout the term of this covenant.

     It is further agreed by the parties hereto that, in the event that any Member who has entered into an employment agreement, incentive compensation agreement or other similar agreement with Centerprise and/or any subsidiary thereof as set forth herein shall thereafter cease to be employed thereunder, and such Member shall enter into a business or pursue other activities not in competition with Centerprise and/or any subsidiary thereof, or similar activities or business in locations the operations of which, under such circumstances, does not violate this Article IV and in any event such new business, activities or location are not in violation of this Article IV or of such Member's obligations under this Article IV, such Member shall not be chargeable with a violation of this Article IV if Centerprise and/or any subsidiary thereof shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

4.4 Severability; Reformation. The covenants in this Article IV are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

4.5 Independent Covenant. All of the covenants in this Article IV shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Member against Centerprise (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Centerprise of such covenants. It is specifically agreed that the period of three (3) years stated at the beginning of this
     Article IV, during which the agreements and covenants of each Member made in this Article IV shall be effective, shall be computed by excluding from such computation any time during which such Member is in violation of any provision of this Article IV; provided, however, in all events Centerprise shall initiate proceedings to enforce this Article IV within four (4) years of the Closing Date. The covenants contained in this Article IV shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

4.6 Materiality. Each of the Members hereby agree that this covenant is a material and substantial part of this transaction.


                                   ARTICLE V

                                INDEMNIFICATION

5.1 Indemnification by the Members and Holdings. Subject to Sections 5.7 and 5.8, with respect to Sections 5.1(a) through (c), the Members, and with respect to Section 5.1(d), Holdings and any Member individually named as a defendant in the litigation matters referred to in Section 5.1(d), in each case jointly and severally, agree to indemnify, defend and save the Centerprise Indemnified Parties (hereinafter defined), forever harmless from and against, and to promptly pay to a Centerprise Indemnified Party or reimburse a Centerprise Indemnified Party for, any and all Losses (hereinafter defined) sustained or incurred by any Centerprise Indemnified Party, resulting from, arising out of, in connection with or otherwise by virtue of:

          (a) any misrepresentation or breach of a representation or warranty made in Article I herein or in any certificate, schedule, document, exhibit or other instrument delivered hereunder by any Member or any action, demand or claim by any third party against or affecting any Centerprise Indemnified Party which, if successful, would give rise to a breach of any such representation or warranty, except that the obligation of the Members to

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

               indemnify, defend and save harmless for any misrepresentation or breach of representation or warranty made in Section 1.1 hereof or in any certificate, schedule, document, exhibit or other instrument delivered in respect thereof shall not be joint and several, but such obligation shall be several only and limited to the several Member(s) making such misrepresentation or breach;

          (b) any liability under the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to the Company, contained in any preliminary prospectus relating to the IPO, the Registration Statements or any proxy statement or prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission to state therein a material fact relating to the Company required to be stated therein or necessary to make the statements therein not misleading, and not provided to Centerprise or its counsel by the Company; provided, however, that such indemnity shall not inure to the benefit of any Centerprise Indemnified Party to the extent that such untrue statement (or alleged untrue statement) was made in, or omission (or alleged omission) occurred in, any preliminary prospectus and (i) the Company provided, in writing, corrected information to Centerprise or its counsel for inclusion in the final prospectus prior to distributing such prospectus, and such information was not so included, or (ii) Centerprise did not provide the Company and its counsel with the information required to be provided pursuant to Section 8.2.2 of the Merger Agreement, and such information is the basis for the untrue statement or omission (or alleged untrue statement or omission) giving rise to the liability under this Section 5.1(b);

          (c) notwithstanding anything contained in this Agreement to the contrary, (i) any arrangements made by or on behalf of the Members, Holdings or the Company in connection with the Acquisition or the transactions contemplated by this Agreement with respect to brokerage, finders and other fees or commissions,
               (ii) disallowance of any tax deduction to Centerprise or the Company with respect to any item listed on Schedule 2.6 of the Merger Agreement and considered in determining Net Working Capital, (iii) any matter which is listed on Schedule 7.1.4 of the Merger Agreement or which should be listed on Schedule 4.10 of the Merger Agreement, (iv) the Excluded Assets, the Excluded Liabilities, and the transactions contemplated under Section
               7.1.4 of the Merger Agreement, and (v) any payment with respect to Dissenting Shares; or

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          (d)  notwithstanding anything in this Agreement to the contrary, any matterwhich is listed on Schedule 4.10 of the Merger Agreement.

     As used herein, the "Centerprise Indemnified Parties" shall mean Centerprise, its Subsidiaries and Affiliates, the Founding Companies other than the Company (the "Other Founding Companies"), and their respective officers, directors, employees, agents, employee plans and plan fiduciaries, plan administrators or other Person dealing with any such plans; provided, however, that the Other Founding Companies, and each of their respective officers, directors, employees, agents, employee plans and plan fiduciaries, plan administrators or other Persons dealing with any such plans, shall cease to be a "Centerprise Indemnified Party" for all purposes hereunder as of the Closing, and thereafter such Persons shall have no further rights and remedies under this
Article V (except to the extent a Person is an officer, director, employee or agent of Centerprise as a result of the consummation of the transactions contemplated under the Other Agreements); provided, further that the Subsidiaries of Centerprise shall include the Company, the Company Subsidiaries and the other Founding Companies from and after the Closing. Accordingly, for purposes of this Article V and subject to the limitations set forth in this
Article V, the Other Founding Companies, and each of their respective officers, directors, employees, agents, employee plans and plan fiduciaries, plan administrators or other Persons dealing with any such plans, shall be deemed to be third party beneficiaries of this Agreement.

     As used in this Agreement, "Losses" shall mean any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interests, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, orders, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of the attorneys, accountants and other experts).

5.2 Indemnification by Centerprise. Centerprise agrees to indemnify, defend and save each of the Members and their respective Affiliates, and their Affiliates' respective officers, directors, employees and agents (each, a "Member Indemnified Party") forever harmless from and against, and to promptly pay to a Member Indemnified Party or reimburse a Member Indemnified Party for, any and all Losses sustained or incurred by any Member Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

          (a) any misrepresentation or breach of a representation or warranty made in the Merger Agreement or in any document or other instrument delivered hereunder or under the Merger Agreement by Centerprise or any action, demand or claim by any third party against or affecting any Member Indemnified Party which, if successful, would give rise to a breach of any such representation or warranty;

          (b) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to Centerprise or any of the Other Founding Companies contained in any preliminary prospectus relating to the IPO, the Registration Statements or any proxy statement or prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to Centerprise or any of the Other Founding Companies required to be stated therein or necessary to make the statements therein not misleading; and

          (c) any liability under the 1933 Act, the 1934 Act, or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to Holdings, the Company or the Members, contained in any preliminary prospectus relating to the IPO, the Registration Statements or any proxy statement or prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission to state therein a material fact relating to Holdings, the Company or the Members required to be stated therein or necessary to make the statements therein not misleading, to the extent such untrue statement (or alleged untrue statement) was made in, or omission (or alleged omission) occurred in, any preliminary prospectus and (i) Holdings, the Company or Members provided, in writing, corrected information to Centerprise or its counsel for inclusion in the final prospectus prior to distributing such prospectus, and such information was not so included, or (ii) Centerprise did not provide Holdings, the Member Representative and their counsel with the information required to be provided pursuant to Section 8.2.2 of the Merger Agreement, and such information is the basis for the untrue statement or omission (or alleged untrue statement or omission) giving rise to the liability under this Section 5.2(c).

5.3  Indemnification Procedure for Third Party Claims.

     5.3.1 In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an "Indemnified Party") receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party, including, without limitation, any domestic or foreign court or Governmental Authority (a "Third Party Claim"), against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary, in the Indemnified Party's reasonable judgment, to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within ten days (10) after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, who shall be subject again to the Indemnified Party's approval.

          5.3.2 In the event that the Indemnifying Party shall fail to timely give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith at the cost and expense of the Indemnifying Party and the Indemnifying Party shall reimburse the Indemnified Party for all costs, expenses and settlement amounts actually paid in connection therewith; provided, however, that under no circumstances shall the Indemnified Party compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Party (which, in the case of the Members, may be granted by the Member Representative (as defined in Section 5.13)), which consent shall not be unreasonably withheld or delayed.

          5.3.3 In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (iii) such settlement includes a written admission of guilt. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (A) to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (B) in a proceeding to which the Indemnifying Party is also a party and the Indemnified Party determines in good faith that joint representation would be inappropriate (and in each case the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder). If an offer is made to settle a Third Party Claim which all parties to such Third Party Claim (including the Indemnifying Party) are prepared to settle and which offer the Indemnifying Party is permitted to settle under this Section 5.3.3 only upon the prior written consent of the Indemnified Party, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within (30) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such (30) day period.

     5.3.4 Any judgment entered, order issued or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

5.4 Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this
     Article V. Any claim under this Article V by an Indemnified Party for indemnification other than indemnification against a Third Party Claim, (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, together with a statement of any available information regarding such claim, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article V.

5.5 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 5.3 or 5.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under any applicable insurance coverage, or deprived of its right to assert any claim because of expiration of the applicable statute of limitations, or was otherwise directly and materially damaged as a result of such failure to give timely notice.

5.6 Reduction of Loss. To the extent any Loss of an Indemnified Party is reduced by receipt of payment (i) under insurance policies (net of any retroactive adjustment or other reimbursement to the insurer in respect of such payment), (ii) from third parties not affiliated with the Indemnified Party, or (iii) the amount of any tax benefit to the Centerprise Indemnified Parties, such payments and/or tax benefits (net of the expenses of the recovery thereof) shall be credited against such Loss. The pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Loss, and the Indemnified Party shall not have any obligation, hereunder or otherwise, to pursue payment under or from any insurer or third party in respect of such Loss. The Indemnified Party shall cooperate, at no expense to the Indemnified Party, in any reasonable efforts of the Indemnifying Party in pursuing such payments, including expressly acknowledging the Indemnifying Party's right and standing to pursue such payments, and the Indemnified Party will use its customary efforts short of litigating with an insurer or third party to collect amounts due from such insurer or third party. If any insurance or third party reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of a Loss, such reimbursement (to the extent of amounts theretofore paid by the Indemnifying Party on account of such Loss) shall be promptly paid over to the Indemnifying Party.

5.7  Limitation on Indemnities.

     5.7.1 Threshold for the Members. With respect to representations and warranties, the Members shall not have any liability pursuant to
            Section 5.1(a) hereof unless and until and only to the extent that the aggregate amount of Losses accrued pursuant to Section 5.1(a) exceeds 1% of aggregate Basic Purchase Consideration; provided, however, that this threshold shall not apply to Losses arising out of breaches of representations or warranties contained in Sections 1.1.1, 1.1.2, 1.2 and 1.1.9 as it relates to the representation and warranty of the Company set forth in Section 4.16 of the Merger Agreement, and the Members shall indemnify the Centerprise Indemnified Parties for any Losses accruing thereunder in accordance with this Article V without regard to such threshold.

     5.7.2 Threshold for Centerprise. With respect to representations and warranties, Centerprise shall not have any liability pursuant to
            Section 5.2(a) hereof unless and until and only to the extent that the aggregate amount of the Losses accrued pursuant to Section 5.2(a) exceeds 1% of aggregate Basic Purchase Consideration; provided, however, that this threshold shall not apply to Losses arising out of the breach of representations or warranties contained in Section 6.2 of the Merger Agreement and Centerprise shall indemnify the Member Indemnified Parties from any Losses occurring thereunder in accordance with this Article V without regard to such threshold.

     5.7.3 Limitations on Claims Against the Members. The liability of all Members for misrepresentations and breaches of representations and warranties under Section 1.1(a) shall be limited to 100% of aggregate Basic Purchase Consideration in the aggregate; provided, however, that such liability for a Member shall be limited to three times the aggregate Basic Purchase Consideration received, directly or indirectly, by such Member or by Holdings on behalf of such Member; provided further, however, that such limitations shall not apply to Losses arising out of breaches of representations or warranties contained in Sections 1.1.1, 1.1.2, 1.2, and 1.1.9 as it relates to the representation and warranty and the Company set forth in Section 4.16 of the Merger Agreement, and any Losses accruing thereunder shall not count towards such limitations.

     5.7.4 Limitation on Claims Against Centerprise. The liability of Centerprise under Section 5.2(a) shall be limited to 100% of aggregate Basic Purchase Consideration in the aggregate; provided, however, that this limitation shall not apply to Losses arising out of breaches of representations or warranties in Section 6.2 of the Merger Agreement and any Losses accruing thereunder shall not count towards such limitation.

5.8 Survival of Representations, Warranties and Covenants of the Members and Holdings; Time Limits on Indemnification Obligations. Notwithstanding any right of Centerprise to fully investigate the affairs of Holdings, the Company, the Company Subsidiaries and the Business, and notwithstanding any Knowledge of facts determined or determinable by Centerprise pursuant to such investigation or right of investigation, Centerprise has the right to rely fully upon the representations, warranties, covenants and agreements of the Members and Holdings contained in this Agreement or in any certificate delivered pursuant to any of the foregoing. All such representations, warranties, covenants and agreements of the Members and Holdings shall survive the execution and delivery of this Agreement and the Closing; provided, however, (i) that the Members' obligations pursuant to
     Section 5.1, other than those relating to covenants and agreements to be performed by the Members after the Closing, shall expire one (1) year after the Closing, except with respect to obligations arising under or relating to Section 4.16 of the Merger Agreement as it relates to federal, state, local and foreign income taxation, which shall survive until the earlier of
     (A) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes or (B) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom; and (ii) solely to the extent that Centerprise actually incurs liability under the 1933 Act or the 1934 Act, the obligations under Sections 5.1(c) or (d) above shall survive until the expiration of any applicable statute of limitations with respect to such claims.

5.9 Survival of Representations, Warranties and Covenants of Centerprise; Time Limits on Indemnification Obligations. All representations, warranties, covenants and agreements of Centerprise shall survive the execution and delivery of the Merger Agreement and this Agreement and the Closing; provided, however, that Centerprise's obligations under Section 5.2, other than those relating to covenants and agreements to be performed by Centerprise after the Closing, shall expire one year after Closing, except that, solely to the extent that the Members actually incur liability under the 1933 Act or the 1934 Act, the obligations under Sections 5.2(c) or (d) above shall survive until the expiration of any applicable statute of limitations with respect to such claims.

5.10 Defense of Claims; Control of Proceedings. Notwithstanding anything in this Agreement to the contrary, to the extent any Loss subject to indemnification hereunder would exceed the Indemnifying Party's indemnity obligations under this Agreement, the Indemnified Party shall be entitled to control the defense of such claim or management of such proceeding with respect to such excess Loss.

5.11 Fraud; Exclusive Remedy. The limitations set forth in this Article V shall not apply to fraud by any party. In the absence of fraud and notwithstanding any Law to the contrary and any rights that would otherwise be available thereunder, the indemnification provisions of this
      Article V set forth the sole and exclusive remedy of the Centerprise Indemnified Parties following the Closing against the Members and of the Member Indemnified Parties following the Closing against Centerprise and its affiliates with respect to any claim for relief resulting from, arising out of or otherwise by virtue of this Agreement and the transactions contemplated hereby.

5.12 Manner of Satisfying Indemnification Obligations. Subsequent to the Closing, the Members may satisfy their respective obligations, if any, under this Article V (i) by tendering to the Centerprise Indemnified Parties cash or shares of Centerprise Common Stock that are then transferable in accordance with Section 3.2, such shares to be valued at the Market Price. "Market Price" shall mean the average closing (last) price for a share of Centerprise Common Stock (as reported on the exchange or market on which such shares are then listed or traded) for the most recent twenty (20) days that such shares have traded ending on the date two (2) days prior to the date tendered pursuant to clause (i) of the preceding sentence, or, if such shares are not then listed or traded on an exchange or other market, the fair market value of such shares as determined by an appraiser reasonably agreed to by the parties.

5.13 Member Representative. Holdings and each Member appoints _________________ (the "Member Representative") as its agent and representative with full power and authority to agree, contest or settle any claim or dispute affecting any Member made under Article II of the Merger Agreement or
      Article V hereunder to otherwise act on behalf of the Members in accordance with the terms of this Agreement, including, without limitation, to direct the amount and manner of the payment of the aggregate Basic Purchase

     Consideration; provided, that the Member Representative may be removed and a successor to the Person originally serving as the Member Representative may be designated in a writing signed by a majority-in-interest of the Members and delivered to Centerprise in accordance with Section 6.2.


                                  ARTICLE VI
                         PURCHASED AR; CASH RETENTION

6.1 Purchase of AR. On or after the second business day after the Closing, but no later than within five (5) business days the Closing, Holdings shall purchase from the Company all AR (the "Purchased AR") for $__________, less any collections from date of Closing to the date of such purchase, and Centerprise shall cause the Company to sell and assign the Purchased AR to Holdings pursuant to sale and assignment documents acceptable to Centerprise.

6.2 Payment of Deferred Compensation. Upon receipt by the Company of cash in accordance with Section 6.1 above plus collection of AR from the Closing Date to the date of purchase under Section 6.1 Centerprise shall cause the Company to pay to the Members and certain non-shareholder officers and associate principals of the Company accrued salary and accrued bonus accounts equal to the amounts set forth on Schedule 6.2 next to each such payee's name; provided, however, aggregate amount otherwise payable pursuant to this Section 6.2 exceeds the amount received by the Company pursuant to Section 6.1 above plus any collection of AR from the Closing Date to the date of purchase under Section 6.1 such payment shall be reduced to such lower amount, and the amount payable to each payee as set forth on Schedule 6.2 shall be reduced accordingly, pro rata based on the amounts set forth on Schedule 6.2.

6.3  Retention of Cash.  Seller shall retain, for a period of at least twelve
     (12) months after the Closing cash, cash equivalents or accounts receivable in an amount equal to at least $_______.


                                  ARTICLE VII
                              GENERAL PROVISIONS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight delivery service, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section):

     7.1.1  If to Centerprise to:

                         Centerprise Advisors, Inc.
                         225 West Washington Street
                         16th Floor
                         Chicago, Illinois  60606
                         Attn: Robert Basten

          with a copy to:

                         Katten Muchin & Zavis
                         525 West Monroe Street
                         Chicago, Illinois  60661-3693
                         Attn:  Howard S. Lanznar, Esq.
                         Facsimile No.: (312) 902-1061

     7.1.2 If to the Member Representative or the Members, as applicable, addressed to the addresses set forth on Schedule 6.1.2, with copies to such counsel as set forth with respect to each Member on such
            Schedule 6.1.2, as applicable:

7.2 Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

7.3 Certain Definitions. Capitalized terms used in this Agreement without definition shall have the meaning ascribed to such terms in the Merger Agreement.

7.4 Entire Agreement; Assignment. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

7.5 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Illinois applicable to contracts executed and to be performed wholly within such state, without giving effect to its choice of law rules.

7.6 Counterparts. This Agreement may be executed via facsimile or otherwise in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

7.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors, permitted assigns, heirs, legal representatives and executors and except as expressly set forth in herein, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.8 Merger Agreement. The Members agree that they will be entitled to the benefits of, and subject to the obligations and liabilities of, Section 2.3 of the Merger Agreement.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.


                              CENTERPRISE ADVISORS, INC.


                              By:
                                 ---------------------------------------

                              Name:
                                   -------------------------------------

                              Its:
                                  --------------------------------------


                              [Holding Company]


                              By:
                                 ---------------------------------------

                              Name:
                                   -------------------------------------

                              Its:
                                  --------------------------------------


                              MEMBERS